EXHIBIT 10.6
AMENDED AND RESTATED LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-Employee Director)

The Board of Directors (the “Board”) of Littelfuse, Inc. (the “Company”), based on the recommendation of the Compensation Committee of the Board, hereby grants to /$ParticipantName$/ (the “Grantee”), a Participant in the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan, as amended from time-to-time (the “Plan”), a Restricted Stock Unit Award (the “Award”) for units representing Shares of common stock of the Company (“Restricted Stock Units” or “RSUs”), subject to the terms and conditions as described herein. This agreement to grant Restricted Stock Units (the “Award Agreement”) is effective as of /$GrantDate$/ (the “Grant Date”).

This Award Agreement provides the Grantee with the terms of the Award granted to the Grantee. The terms specified in this Award Agreement are governed by the provisions of the Plan, which is incorporated herein by reference. The Compensation Committee of the Board, or its delegate (the “Committee”) has the exclusive authority to interpret and apply the Plan and this Award Agreement. Any interpretation of the Award Agreement by the Committee and any decision made by it with respect to the Award Agreement are final and binding on all persons. To the extent that there is any conflict between the terms of this Award Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Grantee, as follows:

1.Award. Subject to the provisions of Section 2, the RSUs shall become vested (in whole shares, rounded down) and the Grantee shall be entitled to receive one Share of the Company’s common stock for each vested Restricted Stock Unit in accordance with the following schedule:

Total number of RSUs awarded:     /$AwardsGranted$/

Installment	Vesting Date Applicable to Installment
100%	The earlier of the 1st anniversary of Grant Date or the date of the annual meeting of shareholders held in the year after the year of the Grant Date

2.Termination of Service.

a.General. Except as otherwise set forth in Sections 2 b., 2c. and 2d. below, if the Grantee’s Service as a Director terminates for any reason (including upon a termination for Cause), any RSU that is not vested under the schedule in Section 1 is forfeited as of the date of the Grantee’s termination of Service.

Retirement or Resignation. If the Grantee terminates (including where not re-elected) from Service as a Director after at least 5 years (other than by removal from the Board for Cause), the unvested portion of the RSUs shall become immediately vested.

b.Death or Disability. If the Grantee’s Service as a Director terminates as a result of his or her death or Disability, the unvested portion of the RSUs shall become immediately vested.

c.Change in Control. In the event of a Change in Control, then the unvested portion of the RSUs shall become immediately vested.

The existence of Cause will be determined in the sole discretion of the Board. Also, the Board may, in its sole discretion, choose to accelerate the vesting of the Award in special circumstances.

3.Delivery of Shares. As soon as reasonably practicable following each vesting date, the RSUs shall be converted into Shares, or the equivalent value in cash, and delivered to the Grantee, pursuant to Section 8.3 of the Plan; provided, such Shares or equivalent value in cash shall be delivered to the Grantee no later than 60 days following the applicable vesting date. Fractional Shares will not be paid. If the Grantee has timely elected to defer receipt of Shares in accordance with Section 13 of the Plan, issuance of the Shares will be delayed until the elected distribution.

4.Federal and State Taxes. The Grantee acknowledges and agrees that the Shares or cash that is delivered to the Grantee in connection with this Award will usually be included in the Grantee’s gross income under Section 83 of the Code on the date on which the Shares are delivered to the Grantee, but that the Company makes no representations or undertakings regarding the timing of any taxation of the Award. The Grantee may incur certain liabilities for Federal, state or local taxes in connection with the grant of RSUs or the delivery of Shares or cash hereunder, and the Grantee agrees to be responsible for the payment of any resulting taxes.

5.Transferability. The RSUs are not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan. After any such transfer, the transferred RSUs shall remain subject to the terms of the Plan.

6.Adjustment of Shares. In the event of any transaction described in Section 4.3 of the Plan, the terms of this Award may be adjusted as set forth in Section 4.3 of the Plan.

7.Shareholder Rights; Dividend Equivalents. Except as expressly set forth herein, the grant of RSUs does not confer on the Grantee any rights as a shareholder or any contractual or other rights of Service as a Director or otherwise with the Company or one or more of its subsidiaries. The Grantee will not have shareholder rights with respect to any Shares subject to an RSU until the RSU is vested and Shares are delivered to the Grantee. With respect to each cash dividend on the Shares for which the record date occurs prior to the vesting date, the unvested portion of the RSUs shall be increased by the quotient of (i) the per Share cash dividend amount multiplied by the unvested portion of RSUs on the dividend payment date, divided by (ii) the closing price of a Share on the dividend payment date. Dividend equivalents under this Award Agreement will be accrued (without interest) and will be subject to the same conditions as the RSUs to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the RSUs.

8.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSU or other awards granted to the Grantee under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

9.Severability. If one or more of the provisions in this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

10.Amendments. Except as otherwise provided in Section 12, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

11.Section 409A. The RSU is intended to comply with the requirements of Section 409A. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Award Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, at the Company’s sole discretion, and without the Grantee’s consent, amend this Award Agreement to cause it to comply with Section 409A or be exempt from Section 409A. Any payments under this Award shall be treated as separate payments for purposes of Section 409A. For purposes of determining timing of payments, any references to retirement, resignation, or termination of employment or service shall mean a “separation of service” as defined in Section 409A, and any payment to a “specified employee” within the meaning of Section 409A made on account of a separation from service shall be subject to a 6-month specified employee delay in accordance with Section 13.2(b) of the Plan.

12.Governing Law. This Award Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, as of the Grant Date.

LITTELFUSE, INC.

By:	/s/ Gregory N. Henderson

Gregory N. Henderson
President and Chief Executive Officer

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